UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CROWN CRAFTS, INC.

(Name of Registrant as Specified In Its Charter)

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VOTE THE WHITE CARD TO SUPPORT YOUR MANAGEMENT AND BOARD
July 24, 2007
Dear Fellow Crown Crafts Stockholder:
     Crown Crafts, Inc. will hold its annual meeting of stockholders on August 14, 2007. This year your vote for the Company’s Board nominees is critical to sustain the Company’s momentum and preserve the value of your investment.
     At the meeting, you will be asked to choose between two opposing slates of directors. We have nominated three highly qualified candidates for re-election to your Board of Directors — William T. Deyo, Jr., Steven E. Fox and myself. As nominees, we share a deep commitment to serving your best interests as investors in our business and believe that our record of increasing stockholder value deserves your continued support. A New York-based investment fund, Wynnefield Partners Small Cap Value, L.P., and certain of its offshore and U.S. affiliates (together, Wynnefield or the Wynnefield Group) have proposed a slate of two director nominees in opposition to Mr. Deyo and Mr. Fox.
     We urge you to support the Company’s nominees, each of whom has demonstrated the type of integrity, leadership and commitment that is absolutely essential to the stability and success of your Company. We also urge you to reject the rhetoric of the Wynnefield Group, which intends to seek reimbursement from the Company for its proxy solicitation expenses (estimated at $325,000) without seeking your approval, and to reject Wynnefield’s nominees, one of whom is surrounded by a cloud of SEC litigation and the other of whom is a close business associate, and neither of whom, although given the chance to do so, has articulated any vision for leading your Company.
CROWN CRAFTS HAS A SOLID FOUNDATION FOR SUCCESS AND DIRECTORS WHO
HAVE AN ESTABLISHED RECORD IN LEADING THE COMPANY
We’re proud of significant enhancements in stockholder value.
     Fiscal year 2007 was an historic year for Crown Crafts, one in which we celebrated the Company’s 50th anniversary, saw the Company’s stock begin trading on The Nasdaq Stock Market and completed a significant overhaul of the Company’s debt and capital structure. From the beginning of fiscal year 2007 through July 23, 2007, our stock price has climbed from $0.59 to $4.65. Wynnefield has asserted that the Company’s principal publicly traded competitors trade at higher multiples, but the Company does not have comparable publicly traded competitors, so exactly who is Wynnefield referring to? And having been an investor in the Company for several years, enjoying the Company’s increase in value, how can Wynnefield now complain about our stock price?
     In many respects, fiscal year 2007 marked the successful completion of our efforts that began in 2001 to turn the Company around and reestablish a solid foundation for growth and success, and we know that many of you have been with us to share in that growth and success. The Company went through a major reorganization in July 2001. Since that time, your Board has led us in refocusing our business, tenaciously controlling costs and watching our bottom line. With your Board’s leadership, and with no help from Wynnefield, which has the audacity to characterize the Company’s business performance as “moribund,” we’ve prospered greatly, increasing stockholders’ equity by more than $50 million and increasing our market capitalization by more than 700%.
We’re proud of our operational successes.
     During a period in which we have seen direct enhancements to stockholder value, we have also achieved many operational successes of which we are very proud, including the following:
•	sustained growth in net income

•	continuing increases in cash flow from operations, almost doubling since 2003

•	greater than 10% increase in gross margin over the last five fiscal years
Our history has been one of growth through strategic acquisitions, and with the increased opportunity for growth afforded by the Company’s new financing relationship, we are now again in a position to aggressively pursue that strategy.
     The Wynnefield Group’s proxy materials suggest that the Company is not up to the task of growing its business in today’s marketplace, but we believe that our record shows otherwise. With integrity, perseverance and leadership, we have survived when many of our friends and competitors in our industry have failed, and we believe we have the foundation and leadership in place to accomplish more. Moreover, as Wynnefield knows, the debt and capital structure that we inherited when we took over management of your Company did not permit us to grow, and now that we have finally fixed that problem and are poised for growth, Wynnefield wants to sell the Company. This makes no sense to us.
     As Wynnefield notes from our Form 10-K for fiscal year 2007, a substantial portion of our sales comes from a small number of companies. Those companies — Wal-Mart, Toys “R” Us and Target - are today’s leaders in the infant products market in the United States, and it is hard to imagine any infant products company gaining any scale or being very successful without doing substantial business with these customers. If the Wynnefield Group understood our industry and marketplace, they would recognize and acknowledge the value of these relationships.
     Wynnefield has offered no plan to grow the Company’s business. Instead, Wynnefield only wants us to explore strategic alternatives for the Company, which I believe means that Wynnefield wants us to hang a “For Sale” sign on the Company. Though there is no individual stockholder who stands to gain more from a sale of the Company than I do, any suggestion that we put our Company “in play” at this time is, in my opinion, ill-timed, ill-considered and misguided and, if pursued, would seriously disrupt and harm our business and customer relationships and cause many of our key employees to leave the Company. Do not underestimate the risk inherent in what Wynnefield wants us to do.
     On the other hand, the strategy of your Board and management to develop stockholder value is intact and has proven to be effective, even during turbulent times, such as when Hurricane Katrina, our nation’s largest natural disaster, hit south Louisiana in 2005. Although our Company is headquartered just outside New Orleans, and many of us had family or friends hit hard by the storm, we soldiered on, losing only one day of work, taking care of our own and keeping our focus on building the best business we can. We’ll continue to do that, with your support.

YOUR BOARD AND ITS NOMINEES, AND NOT WYNNEFIELD, ARE COMMITTED TO THE
BEST CORPORATE GOVERNANCE PRINCIPLES FOR CROWN CRAFTS AND ITS STOCKHOLDERS
Who is Wynnefield to tell us about good corporate governance?
     Although Wynnefield has been the Company’s largest stockholder for only the past year (and not for the past eight years, as it claims), we nonetheless gave Wynnefield a voice in the boardroom. In November 2005, we agreed to permit Mr. Wasserman, one of Wynnefield’s nominees, to participate in all meetings of the Board as a non-voting observer. We have become familiar with the Wynnefield Group and its tactics from Mr. Wasserman’s participation in these meetings and related communications. It is with this history in mind that we urge you to support the Company’s nominees with your vote.
          •     The “business at hand.” In a previous letter to you, we brought to your attention that the SEC has charged Mr. Obus and other members of the Wynnefield Group with “fraud and deceit.” In subsequent proxy materials from Wynnefield, Mr. Obus asserts that such discussion has nothing to do with the business at hand. We couldn’t disagree more. The business at hand is who you will elect to serve on your Board. The SEC is seeking to bar Mr. Obus from serving as an officer or director of any public company. We don’t believe, and hope you agree, that someone who the SEC does not want serving on the board of a public company should be serving on the board of your Company.
          •     Mr. Obus’s recent conduct further concerns Board. The Wynnefield Group has raised the issue of the Board exploring strategic alternatives, including strategic combinations or a sale of all or part of the Company’s business. As we have said before, we believe Wynnefield wants to sell Crown Crafts. This does not come as a surprise to the Board. While Mr. Wasserman was serving as a Board observer on behalf of Wynnefield, Mr. Obus contacted me and urged me to contact the CEO of another public company directly about engaging in a possible transaction for the sale of the Company without first consulting the Board. During our conversation, Mr. Obus admitted that he had already spoken with the CEO on his own without notifying me or the Board. Not surprisingly, the Board found this conduct to be wholly inappropriate. The Board nonetheless considered Mr. Obus’s request and, after a thorough review of the merits of what Mr. Obus had proposed, concluded unanimously that Mr. Obus’s plan was not in the best interests of our stockholders. On the heels of that determination, Wynnefield launched its proxy contest. We can’t help but believe the two matters are related.
          •     Mr. Wasserman’s recent request also concerns Board. We are proud, of course, that our stock is now traded on Nasdaq. We’re also proud that our stock value has stood on its own. Earlier this year, while the Company was working through the listing application process, Mr. Wasserman contacted me, at the express request of Wynnefield, and urged me to contact the Company’s investor relations firm and ask them to encourage large stockholders to acquire shares of the Company’s stock to strengthen the stock price in order to satisfy Nasdaq’s price criteria. Again, the Board found this to be, at the least, wholly inappropriate. Needless to say, we did not do what Mr. Wasserman asked us to do.
Your Board believes in best practices.
     Your Board is committed to the highest ethical standards, and each of its members is experienced, knowledgeable and, with the exception of myself, independent. Your Board’s focus is, and always has been, on what is best for Crown Crafts and its stockholders.
     In its proxy materials, the Wynnefield Group has criticized the Company’s staggered board structure, claiming that it is inconsistent with modern corporate governance trends and serves to entrench directors. However, you should know that, according to TrueCourse, Inc., a financial research and consulting firm, a majority of the public companies included in the S&P 1500 have staggered boards. In any event, your Board’s primary concern is determining what is best for Crown Crafts and its stockholders. The Board has determined that the Company and its stockholders are best served by continuity and stability. The Company’s performance supports that determination.
     We believe that only a collegial board can function effectively and have the type of relationship with the CEO that is necessary for the board and CEO together to agree on the corporate mission and work collaboratively to increase stockholder value and enhance the corporation’s business. What the Company needs, and your Board has, are directors who possess sufficient character and integrity to allow them to make judgments that are not influenced by considerations affecting themselves or those with whom they have relations. A balkanized board is a dysfunctional board; a board works best when it works as a unified whole, without camps or factions and without internal divisions, which is what we believe would result from the election of the Wynnefield nominees.
     Wynnefield also challenges Mr. Fox’s service on the Company’s compensation committee. Mr. Fox is a partner in Rogers & Hardin LLP, the Company’s outside legal counsel, which derives less than 1% of its revenue from Crown Crafts. Although Wynnefield claims that I selected Rogers & Hardin to be the Company’s outside counsel, that decision was in fact made by your Board. Many public companies have outside counsel on their boards. They recognize the value of having a lawyer on the board who is familiar with the company and understand that such service often facilitates better corporate governance practices. This view is consistent with that of your Board and your Board’s collective feeling that Mr. Fox is fully committed to building the Company’s long-term value for its stockholders. As we have previously stated, Mr. Fox has notified the Company that, in response to Wynnefield’s concerns, and as a showing of his commitment to best practices, he will resign from the compensation committee immediately following the annual meeting if he is re-elected to the Board.
     Wynnefield says they are also concerned that the Company has not publicly disclosed a succession plan. However, the Board has considered succession matters and is satisfied that it has in place an appropriate succession plan. And despite Wynnefield’s purported concern regarding my health history, the last time I had any type of medical problem was in the early 1990s, and I am pleased to report that you have a CEO who has recently checked out to be in good health.
Your Board put in place a $6 million stock repurchase program.
     As we have previously reported, your Board has authorized a $6 million share repurchase program. This program was approved following discussions with a number of the Company’s stockholders, Wynnefield among them, but certainly not limited to Wynnefield. Your Board carefully considered this program, giving due consideration to the elements of the program. In fact, the Board’s thorough review and the time it took to get approval for the plan from the Company’s lender gave Wynnefield just enough time to announce its nomination of an opposition slate of directors only days before the repurchase program was finalized, prompting Wynnefield to claim in its proxy materials that the repurchase program may have been put in place only to curry favor with the Company’s stockholders during a proxy contest. Wynnefield surely knows better, given that it had a representative in the room during all the Board’s deliberations concerning the buyback. Your Board deserves credit for the share repurchase program.
SUPPORT THE NOMINEES YOU CAN TRUST
     The Wynnefield Group claims that your Board “has grown stale and needs an infusion of new blood and fresh thinking.” We find this curious in light of the fact that, on behalf of Wynnefield, Mr. Wasserman has attended, and participated in, all of the Company’s Board meetings for the past 18 months. As we have said, Wynnefield has had a voice. When we accepted Mr. Wasserman as a Board observer, we were told then that he would bring us experience and good business judgment. Instead, he has merely told us what Wynnefield wanted and has provided no input into the Company’s operational strategy. Why should you expect either him or Mr. Obus to provide more as a director?

     Crown Crafts needs directors who avoid short-term thinking and appreciate the Company’s history, its industry and the relationships that management has forged with licensors, customers and suppliers. Your management needs the support of directors with that understanding and experience. We do not believe the Wynnefield Group’s nominees possess the business, industry or leadership experience necessary to be qualified candidates for your Board of Directors.
     To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson Inc., who is assisting us in this matter, toll free at 1-888-605-7561.
     We thank you again for your continued support.

On behalf of your Board of Directors,

E. Randall Chestnut
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4.	Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

     If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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